EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Plan Administrator
Hibbett Sports, Inc. 2015 Employee Stock Purchase Plan:

We consent to the incorporation by reference in the registration statement (No. 333-204896) on Form S-8 of Hibbett Sports, Inc. of our report dated September 25, 2018, with respect to the statements of net assets available for benefits of the Hibbett Sports, Inc. 2015 Employee Stock Purchase Plan as of June 30, 2018 and 2017, and the related statement of changes in net assets available for benefits for the years ended June 30, 2018, 2017 and 2016, and the related notes (collectively, the "financial statements"), which report appears in the Annual Report on Form 11-K of the Hibbett Sports, Inc. 2015 Employee Stock Purchase Plan for the year ended June 30, 2018.

Birmingham, Alabama /s/ KPMG LLP
September 25, 2018

END OF EXHIBIT 23.1